EXHIBIT 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between J. Alberto Gonzalez-Pita; personnel number XXXXXX ("Employee") and Tyson Foods, Inc. (“Employer”), dated this 29th day of April, 2008.

STATEMENT OF FACTS

Employee desires to accept the following Agreement, including, without limitation, certain additional consideration from Employer pursuant to the terms of Employee’s existing employment agreement with Employer (the Executive Employment Agreement attached hereto as Exhibit A, referred to as the “Employment Agreement”) in return for Employee’s general release and restrictive covenant acknowledgements set forth below. Employee and Employer, on behalf of itself and its affiliates (collectively, “Tyson”), desires to settle fully and finally all differences and disputes between them, including, but in no way limited to, any differences and disputes that might arise, or have arisen, out of Employee’s employment with Employer and the termination of that employment relationship.

STATEMENT OF TERMS

In consideration of the mutual promises herein, it is agreed as follows:

1.          Non-Admission of Liability. Neither this Agreement nor the offer by Employer to enter into this Agreement shall in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against Tyson. Employer specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself and any of the other Releasees (as defined in Section 11 below).

2.          Termination of Employment. Employee acknowledges, understands and agrees that Employee’s employment with Employer terminates on May 2, 2008 (the "Separation Date").

3.          Effective Date. The effective date of this Agreement shall be the eighth day after Employee signs this Agreement.

4.         Consideration. In full consideration and as material inducement for Employee’s signing of this Agreement, the sufficiency of which is hereby acknowledged, the Employer agrees that:

(a)	Upon the Separation Date, the Employer agrees to make the following post-employment payments to the Employee:
(i)

Employer will pay Employee a severance benefit equal to eighteen (18) months of Employee’s then existing base salary less all legally required deductions to be paid in substantially equal installments on each of the

Employer’s regular payroll dates falling between the Separation Date through November 2, 2009 (“Severance Period”).

(ii)

In the event that upon his Separation Date on May 2, 2008, the Employee elects COBRA continuation coverage to provide for health benefits for himself (and, if applicable, eligible dependents), such will be paid for by the Employer, less the portion of the premium cost paid by active employees for said coverages through November 2, 2009, or until Employee notifies the Employer that he has obtained health insurance coverage elsewhere and no longer wishes to be covered under the Employer’s plan, whichever is earlier.

It is understood that Employee’s coverages under all Employer benefit plans other than its group medical, dental, vision and drug plan(s), including, but not limited to, retirement, disability, accidental death and dismemberment, life insurance, vacation and stock plans cease as of the May 2, 2008.

(iii)

As soon as practical after the Separation Date Employee shall be entitled to delivery of previously granted shares of Class A Common Stock pursuant to the terms of the Restricted Stock Grants made to the Employee totaling 55,409.3465 shares delivered in accordance with the terms and conditions of the Restricted Stock Agreements (including any tax withholding obligations).

(iv)	Employee shall not be entitled to receive any Performance Shares pursuant to Performance Stock Awards previously granted to Employee and as such said grants are hereby cancelled.
(v)

Employee shall be entitled to exercise any outstanding stock options awards previously granted to Employee to the extent vested as of May 2, 2008, all in accordance with the provisions of each specific option grant. Those outstanding stock options grants not vested as of May 2, 2008, but having been granted on or before May 2, 2005 shall accelerate and will be 100% vested as of May 2, 2008. Any and all stock option awards, to the extent not vested as of May 2, 2008 shall be forfeited unless modified herein.

(vi)	All vested stock options and restricted stock are being delivered to Employee in accordance with the Severance Program adopted by the Compensation Committee Officers.

5.          Cessation of Authority. Employee understands and agrees that as of the Separation Date, Employee is no longer authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of Employer. Employee agrees to submit to Employer on or before May 2, 2008, any and all expenses incurred by Employee through that date and any and all contracts or other obligations entered into by Employee on behalf of Employer.

6.          Return of Company Materials and Property. Employee understands and agrees that Employee has or will turn over to Employer, on or before the Separation Date, all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, company vehicles and any other equipment or documents, and all other physical or personal property that Employee received from Employer and/or that Employee used in the course of Employee’s employment with Employer and that are the property of Employer.

Employee agrees, represents and acknowledges that as a result of Employee’s employment with Employer, Employee has had in Employee’s custody, possession and control proprietary documents, data, materials, files and other similar items concerning proprietary information of Tyson. Employee acknowledges, warrants and agrees that Employee has returned all such items and any copies or extras thereof and any other property, files or documents obtained as a result of Employee’s employment with Employer, Employee has deleted any such information maintained in electronic form on Employee’s personal computer and Employee has held such information in trust and in strict confidence and will continue to do so after termination from Employer, and that Employee has complied and will comply with Tyson’s policies regarding proprietary and confidential information.

7.          No Obligation. Employee agrees and understands that the consideration described above in Section 4 of this Agreement is not required by Employer’s policies and procedures absent Employee’s execution of this Agreement or by any contracts between Employee and Employer procedures absent Employee’s execution of this Agreement. Employee further agrees and understands that Employee’s entitlement to receive the consideration set forth above is conditioned upon Employee’s execution of this Agreement and is subject to the further terms and conditions of this Agreement. In addition, Employer will be excused from its obligations under this Agreement if Employee exercises Employee’s right to revoke as provided in Section 14 below.

8.          Severability. The provisions of this Agreement are severable, and if any part of it is found by a court to be illegal, invalid or unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

9.          Confidentiality and Professionalism. Employee represents and agrees that Employee will keep the terms, amount, value, and nature of consideration paid to Employee, and the fact this Agreement exists completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone other than Employee’s immediate family and professional representatives who will be informed of and bound by this confidentiality clause. It is the intention of Employer to maintain the terms, amount, value and nature of consideration paid to Employee and the fact of this Agreement completely confidential except to the extent necessary to effectuate the terms and conditions of this Agreement and to the extent Employer deems it necessary in its sole discretion to comply with the law and the rules of the New York Stock Exchange. Employer and Employee mutually agree that the parties hereto will not make or issue, or procure any person, firm or entity to make or issue, any statement in any form concerning Employer, Employee, the parties’ employment relationship or the termination of Employee’s employment relationship with Employer to any person or entity if such statement is harmful to or disparaging of Employee, Tyson or any of its employees, officers, directors, agents or representatives.

10.        Confidential Information, Trade Secrets, Limitations on Solicitations and Non-Compete. Employee understands, agrees and acknowledges that the restrictions imposed upon the Employee pursuant to the Employment Agreement respecting (a) the disclosure of confidential information and trade secrets; (b) solicitation; and (c) competition and the related enforcement provisions under the Employment Agreement shall remain in full force and effect as provided for therein.

11.        Complete Release. As a material inducement to the parties to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Employer and each of its stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act (age discrimination); (6) the Equal Pay Act (wage discrimination); (7) the Employee Retirement Income Security Act ("ERISA"); (8) Section 503 of the Rehabilitation Act of 1973; (9) the False Claims Act (including the qui tam provision thereof); (10) the Occupational Safety and Health Act; (11) the Consolidated Omnibus Budget Reconciliation Act of 1986; (12) intentional or negligent infliction of emotional distress or "outrage"; (13) defamation; (14) interference with employment and/or contractual relations; (15) wrongful discharge; (16) invasion of privacy; and (17) breach of contract, express or implied (including breach of employment contract), ("Claim" or "Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Releasees at any time up to and including the date on which Employee signs this Agreement.

12.        Covenant Not To Sue and Indemnification. Except as prohibited by law, in consideration of the benefits conferred by the Agreement, Employee will not sue any of the Releasees on any of the released Claims or join as a party with others who may sue on any such Claims. Employee hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by Releasees, or any of them, arising out of any breach of this Agreement by Employee or the fact that any representation made herein by Employee was false when made.

13.        No Claims. Employee represents that Employee has not filed, or assigned to others the right to file, any complaints, charges or lawsuits against any of the Releasees with any governmental agency or any court, and that Employee will not file, assign to others the right to file, or make any further claims against the Releasees at any time hereafter for actions taken up to and including the date Employee execute this Release. Employee agrees that neither Employee nor any person or organization on Employee’s behalf has filed, or assigned others the right to file, nor are there pending, any complaints, charges, or lawsuits against the Releasees with and federal, state or local governmental agency or court.

14.        Age Discrimination In Employment Act. Employee hereby acknowledges and agrees that this Agreement and the termination of Employee’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). By executing this Agreement, Employee acknowledges and agrees that (a) Employee understands the terms of this Agreement; (b) Employee is waiving Employee’s right to assert claims against Employer and the Releasees under the ADEA; (c) Employee is waiving claims Employee now has or may have against Employer and the Releasees through the date of the execution of this Agreement, but is not waiving rights or claims that may arise after the date this Agreement is executed; (d) Employee is receiving money and/or other valuable consideration to which Employee is not otherwise entitled to receive; (e) Employee has been advised to consult with an attorney prior to executing this Agreement; (f) Employee has had up to forty-five (45) days to consider this Agreement before executing it; and (g) Employee has seven (7) days after executing this Agreement to revoke its acceptance.

15.        No Knowledge of Illegal Activity. Employee acknowledges that Employee has no knowledge of any actions or inactions by any of the Releasees or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

16.        No Other Representations: Further Acknowledgements. Employee represents and acknowledges that in executing this Agreement Employee does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.  The parties acknowledge and agree that the termination of employment effected hereby constitutes a separation from service of the type described in Treasury Regulations Section 1.409A-1(b)(9)(iii).

17.        Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, including the Employment Agreement, except to the extent otherwise expressly provided for herein.

18.        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Employee but shall be freely assignable by Employer.

19.        Knowledgeable Decision By Employee. Employee represents and warrants that Employee has read all the terms of this Agreement. Employee understands the terms of this

Agreement and understands that this Agreement releases forever Employer from any legal action arising from Employee’s relationship with Employer as an employee, and the termination of that relationship between Employee and Employer. Employee is signing and delivering this Agreement of Employee’s own free will in exchange for the consideration to be given to Employee, which Employee acknowledges and agrees is adequate and satisfactory.

20.        Employee Assistance. Employee agrees to provide reasonable assistance and cooperation to Employer in connection with any litigation or similar proceeding that may exist or may arise regarding events as to which the Employee has knowledge due to Employee’s former employment with Employer. This obligation of the Employee shall continue through the Severance Period. Employer will compensate the Employee for reasonable and requested travel and other expenses incidental to any such request.

21.        Full and Careful Consideration. Please take this Agreement home and carefully consider all of its provisions before signing it. You may take up to forty-five (45) days after receiving the Agreement to decide whether you want to accept and sign this Agreement. You do not have to take the full forty-five (45) days if you agree to all of the Agreement’s terms and wish to sign sooner. Also, if you sign this Agreement, you and Employer will then have an additional seven (7) days after you sign this Agreement in which to revoke it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the revocation period has expired. If you choose to revoke this Agreement within seven (7) days of signing, Employer is excused from its obligations under this Agreement. You are free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney of your choosing. You are responsible for any costs and fees resulting from your attorney reviewing this Agreement.

22.        Employee Attest. YOU ATTEST THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU HAVE OR MAY HAVE AGAINST THE EMPLOYER.

To accept this Agreement, Employee must sign and date below, and return this Agreement to Tyson Foods, Inc., 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999, Attn: Senior Vice President – Human Resources within forty-five (45) days after April 29, 2008.

4/29/08	/s/ J.A. Gozalez
DATE	J. ALBERTO GOZALEZ-PITA

4/29/08	TYSON FOODS, INC.
DATE
By: /s/ Kenneth Kimbro
Print Name : Kenneth Kimbro
Title: Senior Vice President of Human Resources

EXHIBIT A

EXECUTIVE EMPLOYMENT AGREEMENT

(NEW)

This Employment Agreement (the “Agreement”), effective the fourth day of October, 2004 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation (“Company”), and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Employer”), and Gonzalez-Pita, J. Alberto (hereinafter referred to as “Officer”).

WITNESSETH:

WHEREAS, Employer is engaged in a very competitive business, where the development and retention of extensive trade secrets and proprietary information is critical to future business success; and

WHEREAS, Officer, by virtue of Officer’s employment with Employer, is involved in the development of, and has access to, this critical business information, and, if such information were to get into the hands of competitors of Employer, Officer could do substantial business harm to Employer; and

WHEREAS, Employer has advised Officer that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and Officer acknowledges the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, is willing to commit to the restrictions as set forth herein;

NOW, THEREFORE, Employer and Officer, in consideration of the above and the terms and conditions contained herein, hereby mutually agree as follows:

1.          Duties. Officer shall perform the duties of EVP & General Counsel or shall serve in such other capacity and with such other duties for Employer as Employer shall from time to time prescribe. Officer shall perform all such duties with diligence and thoroughness. Officer shall be subject to and comply with all rules, policies, procedures, supervision and direction of Employer in all matters related to the performance of Officer’s duties.

2.          Term of Employment. The term of employment hereunder shall be for a period of five (5) years, commencing on the Effective Date and terminating on the fifth anniversary of the

Effective Date, unless terminated prior thereto in accordance with the provisions of this Agreement (the period from the Effective Date to the earlier of the fifth anniversary of the Effective Date or any earlier termination of employment is referred to herein as the “Period of Employment”). Notwithstanding the expiration of the Period of Employment, regardless of the reason, and in addition to other obligations that survive the Period of Employment, the obligations of Officer under Sections 8 (b), (c), (d), (e), (f), (g), (h), and (i) shall continue in effect after the Period of Employment for the time periods specified in these sections.

3.          Compensation. For the services to be performed hereunder, Officer shall be compensated by Employer during the Period of Employment at the rate of not less than four-hundred, seventy-five thousand dollars and 00/100 ($475,000.00) per year payable in accordance with Employer’s payroll practices, and in addition shall receive awards under Employer’s annual bonus plan then in effect, subject to the discretion of the senior management of Employer. Such compensation will be subject to review from time to time when salaries of other officers and managers of Employer are reviewed for consideration of increases thereof.

4.          Participation in Benefit Programs. Officer shall be entitled to participate in any benefit programs generally applicable to officers of Employer adopted by Employer from time to time.

5.          Limitation on Outside Activities. Officer shall devote full employment energies, interest, abilities and time (except for personal investments) to the performance of Officer’s obligations hereunder and shall not, without the written consent of the Chief Executive Officer, render to others any service of any kind or engage in any activity which conflicts or interferes with the performance of Officer’s duties hereunder.

6.          Ownership of Officer’s Inventions.    All ideas, inventions, and other developments or improvements conceived by Officer, alone or with others, during Officer’s Period of Employment, whether or not during working hours, that are within the scope of the business operations of Employer or that relate to any of the work or projects of the Employer, are the exclusive property of Employer. Officer agrees to assist Employer, at Employer’s expense, to obtain patents on any such patentable ideas, inventions, and other developments, and agrees to execute all documents necessary to obtain such patents in the name of the Employer.

7.	Termination.

(a)Voluntary Termination.Officer may terminate Officer’s employment, including Officer’s retirement, where appropriate pursuant to this Agreement at any time by not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice, Employer shall have the right, at its sole discretion, to accelerate Officer’s date of termination at any time during said notice period. Officer shall not be entitled to any compensation from Employer for any period beyond Officer’s actual date of termination, and Officer’s Stock Options, Performance Stock and Deferred Stock Award (each as hereinafter defined) shall be treated as provided in the award agreements pursuant to which such rights were granted. Officer shall not be entitled to a bonus for the fiscal year of the Employer in which such voluntary termination occurs.

(b) Employer Involuntary Termination. Employer shall be entitled, at its election and with or without cause, to terminate Officer’s employment pursuant to this Agreement upon written notice to Officer. Upon a termination by Employer, Employer shall continue to pay Officer at the rate and in the manner provided in Section 3 above for a period after the date of termination equivalent to: (i) one (1) year if Officer has been employed by Employer for a period of five (5) years or more; or (ii) six (6) months if Officer has been employed by Employer for a period of less than five (5) years. In either event, Employer shall treat Officer’s Stock Options, Performance Stock and Deferred Stock Award as provided in the award agreements pursuant to which such rights were granted. Officer shall not be entitled to any bonus for the fiscal year of the Employer in which such voluntary termination by Employer occurs.

The Officer’s eligibility to receive benefits under this Section 7(b) shall be conditioned upon (i) the Officer’s execution of a General Release and Separation Agreement, and (ii) the General Release and Separation Agreement becoming effective after the lapse of any permitted or required revocation period without the associated revocation rights being exercised by Officer.

(c) Incapacity.If Officer is unable to perform Officer’s duties pursuant to this Agreement by reason of disability, Employer may terminate Officer’s employment pursuant to this Agreement by thirty (30) days written notice to Officer. If Officer is unable to perform Officer’s duties pursuant to this Agreement by reason of death, this Agreement shall immediately terminate. Officer’s Stock Options, Performance Stock and Deferred Stock Award in the event of a termination under this section shall be treated as provided in the award agreements pursuant to which such rights were granted. In the event of Officer’s death or disability, Officer, or Officer’s estate, as applicable shall receive a prorated bonus for the portion of time worked during the fiscal year of the Employer in which termination under this Section 7 (c) occurs, based upon the bonus received by Officer during the immediately prior fiscal year.

8. Additional Compensation, Confidential Information, Trade Secrets, Limitations on Solicitation and Non-Compete Clause.

(a)       Officer shall receive, in addition to all regular compensation for services as described in Section 3 of this Agreement, as additional consideration for signing this Agreement and for agreeing to abide and be bound by the terms, provisions and restrictions of this Section 8, the following:

(i)        An award of 53571.4286 shares of Tyson Foods, Inc. Class A Common Stock (“Common Stock”) subject to the terms and conditions of a restricted stock grant agreement currently in use by the Employer for awards to officers generally.

(ii)      During Officer’s Period of Employment, on grant dates to be specified by Employer consistent with Employer’s past practices for grants of options to Employees generally, a grant of 40,000 options to purchase shares of Common Stock, subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (“Stock Plan”), and an option grant agreement currently in use by the Employer for officers generally.

(iii)      On the first business day of each of the Company's 2005, 2006 and 2007 fiscal years, Officer shall receive a performance award payable in shares of Common Stock (referred to herein as “Performance Stock”) having a maximum aggregate value of $375,000.00 on the date of the award, subject to the terms and conditions of the Stock Plan and the form of performance award currently in use by the Employer for officers generally. Subject to the approval of shareholders of the Company (discussed below), and the satisfaction of the performance criteria set forth in the applicable performance award agreement, the award made in 2005 shall vest two (2) business days after the Company publicly releases its earnings for the 2007 fiscal year, the award made in 2006 shall vest two (2) business days after the Company publicly releases its earnings for the 2008 fiscal year, and the award made in 2007 shall vest two

(2) business days after the Company publicly releases its earnings for the 2009 fiscal year. The awarding of Performance Stock by the Company must be approved by the affirmative vote of a majority of the votes cast on the issues at the 2005 Annual Meeting of Shareholders duly held in accordance with the laws of the State of Delaware. All awards of Performance Stock made by the Compensation Committee prior to such shareholder approval are contingent upon the approval. In the event shareholder approval is not obtained, within the time frame set forth in this Section 8(a)(iii), the award of Performance Stock made pursuant to this Section 8(a)(iii) shall be null and void and of no force and effect.

(b)      Officer recognizes that, as a result of Officer’s employment hereunder (and Officer’s employment, if any, with Employer for periods prior to the Effective Date), Officer has had and will continue to have access to confidential information in multiple forms, electronic or otherwise, such confidential information including but not being limited to trade secrets, proprietary information, intellectual property, and other documents, data, and information concerning methods, processes, controls, techniques, formulas, production, distribution, purchasing, financial analysis, returns and reports (in addition if Officer is involved with marketing, sales or procurement Officer has had and will continue to have access to lists of customers, suppliers, vendors, and accounts, other sensitive information and data regarding the customers, suppliers, vendors, services, sales, pricing, and costs of Employer which are highly confidential and constitute trade secrets or confidential business information) which is the property of and integral to the operations and success of Employer, and therefore agrees to be bound by the provisions of this Section 8, which Officer agrees and acknowledges to be reasonable and necessary to protect legitimate and important business interests and concerns of Employer. Officer acknowledges that the information referred to above has independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Officer further acknowledges that Employer has taken all reasonable steps under the circumstances to maintain the secrecy and/or confidentiality of such information.

(c)      Officer agrees that Officer will not divulge to any person, nor use to the detriment of Employer, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer, at any time during Period of

Employment or thereafter, any of the trade secrets and/or other confidential information of the Employer, whether in electronic form or otherwise, without first obtaining the express written permission of Employer. A trade secret shall include any information maintained as confidential and used by Employer in its business, including but not limited to a formula, pattern, compilation, program, device, method, technique or process that has value, actual or potential, from its confidentiality and from not being readily ascertainable to others who could also obtain value from such information. For purposes of this Section 8, the compilation of information used by Employer in its business shall include, without limitation, the identity of customers and suppliers and information reflecting their interests, preferences, credit-worthiness, likely receptivity to solicitation for participation in various transactions and related information obtained during the course of Officer’s employment with Employer.

(d)      Officer agrees that at the time of leaving the employ of Employer, Officer will deliver to Employer, and not keep or deliver to anyone else, any and all originals and copies, electronic or hard copy, of notebooks, memoranda, documents, communications, and, in general, any and all materials relating to the business of Employer, or constituting property of the Employer. Officer further agrees that Officer will not, directly or indirectly, request or advise any customers or suppliers of Employer to withdraw, curtail or cancel its business with Employer.

(e)      During Officer’s Period of Employment with the Employer and for a period of one (1) year after the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive the expiration of the Period of Employment), Officer will not directly or indirectly, in the United States, participate in any Position in any business in Direct Competition with the business of the Employer. The term “Direct Competition,” as used in this section, shall mean any business that directly competes against any line of business in which Officer was actively engaged during Officer’s employment with the Employer. The term “Position,” as used in this section, includes a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position with an entity in Direct Competition with Employer, where Officer performs any duties which are substantially similar to those performed by the Officer during Officer’s employment with Employer. Officer acknowledges that a “substantially similar” position shall include any position in which Officer might be able to utilize the valuable, proprietary and confidential information to which Officer was exposed during Officer’s employment with Employer. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because 1) a more restrictive definition of “Position” (e.g. limiting it to the “same” position with a competitor) will subject the Employer to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by Employer, and 2) by allowing the Officer to escape the application of this clause by accepting a position designated as a “lesser” or “different” position with a competitor, the Employer is unable to restrict the Officer from providing valuable information to such competing entity to the harm of the Employer.

(f)       Officer recognizes that Officer possesses confidential information and trade secrets about other employees of Employer relating to their education, experience, skills, abilities, salary and benefits, and interpersonal relationships with customers and suppliers of Employer. Officer recognizes that the information Officer possesses about these other employees is not generally known, is of substantial value to Employer in securing and retaining customers and suppliers, and was acquired by Officer because of Officer’s business position with Employer. Officer agrees that during Officer’s Period of Employment hereunder, and for a period of three (3) years after the expiration of the Period of Employment (it is expressly acknowledged that this clause is intended to survive, if applicable, the expiration of the Period of Employment), Officer shall not, directly or indirectly, solicit or contact any employee or agent of Employer, with a view to or for the purposes of inducing or encouraging such employee or agent to leave the employ of Employer, for the purpose of being hired by Officer, any employer affiliated with Officer, or any competitor of Employer. Officer agrees that Officer will not convey any such confidential information or trade secrets about other employees to anyone affiliated with Officer or to any competitor of Employer.

(g)      Officer acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect Employer’s interest in this Agreement and that any breach thereof will result in an irreparable injury to Employer for which Employer has no adequate remedy at law. Officer therefore agrees that, in the event Officer breaches any of the provisions contained in this Section 8, Employer shall be authorized and entitled to seek from any court of competent jurisdiction (i) a temporary restraining order, (ii) preliminary and permanent injunctive relief, (iii) an equitable accounting of all profits or benefits arising out of such breach, (iv) direct, incidental and consequential damages arising from such breach; and/or(v) all reasonable legal fees and costs related to any actions taken by Employer to enforce Section 8.

(h)      Employer and Officer have attempted to specify a reasonable period of time, a reasonable area and reasonable restrictions to which this Section 8 shall apply. Employer and Officer agree that if a court or administrative body should subsequently determine that the terms of this Section 8 are greater than reasonably necessary to protect Employer’s interest, Employer agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect Employer’s interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary. Further, Officer agrees that Employer shall have the right to amend or modify this Section 8 as necessary to comport with the determination of any court or administrative body that such Section in this or a similar agreement entered into by Employer with any other officer or manager of Employer is greater than reasonably necessary to protect Employer’s interest.

(i) Officer further agrees that this Section 8, as well as the Sections 12 and 13 relating to choice of law and forum for resolution, are integral parts of this Agreement, and that should a court fail or refuse to enforce the restrictions contained herein in the manner expressly provided in Sections 8(a) through 8(g) above, the Employer shall recover from Officer, and the court shall award to the Employer, the consideration (or a pro-rata portion thereof to the extent these provisions are enforced but the time frame is reduced beyond that specified above) provided to and elected by Officer under the terms of Section 8(a) above (or the monetary equivalent thereof), its cost and its reasonable attorney’s fees. Officer acknowledges that such award is not intended as “liquidated damages” and is not exclusive to other remedies available to Employer. Instead such award is intended to ensure that Officer is not unjustly enriched as a result of retaining contract benefits not earned by Officer.

9. Termination for Egregious Circumstances. Notwithstanding any other provision of this Agreement, including the terms of Section 7 hereof, Employer may, at its sole and absolute discretion, terminate this Agreement, and Officer’s Period of Employment hereunder without any payment, liability or other obligation, in the event, (a) Officer engages in misconduct which results in injury to the Employer, or (b) Officer is convicted of a job-related felony or misdemeanor.

10. Modification. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for any pre-employment confidentiality agreement that may exist between the parties. This Agreement cannot be modified except by a writing signed by both parties.

11. Assignment. This Agreement shall be binding upon Officer, Officer’s heirs, executors and personal representatives and upon Employer, its successors and assigns. Officer may not assign this Agreement, in whole or in part, without first obtaining the written consent of the Chief Executive Officer of Employer.

12. Applicable Law. Officer acknowledges that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Delaware and consents to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Delaware, without giving effect to the conflict of laws provisions thereof.

13. Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between the Employer and Officer, whether such disputes arise from this Agreement or otherwise. In addition, Officer expressly waives any right Officer may have to sue or be sued in the county of Officer’s residence and consents to venue in Washington County, Arkansas.

14. Acceleration Upon a Change in Control. Upon the occurrence of a Change in Control (defined below) the restricted Common Stock, stock options, and Performance Stock that have been granted to Officer pursuant to an award agreement from the Employer under Sections 8(a)(i),(ii) and (iii), or which have otherwise been previously granted to Officer under an award agreement from the Employer; and which awards are unvested at the time of the Change in Control, will vest sixty (60) days after the Change in Control event occurs (unless vesting earlier pursuant to the terms of an award agreement). If the Officer is terminated by the Employer other than for egregious circumstances during such sixty (60) day period, all of the unvested restricted

Common Stock, stock options, and Performance Stock granted pursuant to such award agreements will vest on the date of termination. For purposes of this Agreement, the term "Change in Control" shall have the same meaning as the term "Change in Control" as set forth in the Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Employer or, if applicable, a successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.  The Committee shall have the sole discretion to interpret the foregoing provisions of this paragraph.

15. Severability. If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

OFFICER ACKNOWLEDGES OFFICER HAS COMPLETELY READ THE ABOVE, HAS BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAS BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF OFFICER’S CHOOSING BEFORE SIGNING. OFFICER FURTHER ACKNOWLEDGES OFFICER IS SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREES TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN

/s/ J. A. Gonzalez
(Officer)
Corporate
(Location)
11/15/04
(Date)

Tyson Foods, Inc.
By: /s/ John Tyson
Title: Chairman and CEO